Exhibit 99.1

SS&C Announces $2,775 Million Refinancing of Term Loans

WINDSOR, CT, April 29, 2024 (PR Newswire) -- SS&C Technologies Holdings, Inc. (the “Company” or “SS&C”) (NASDAQ: SSNC), a global provider of investment, financial and healthcare software-enabled services and software, today announced that it intends for one of its subsidiaries to borrow up to $2,775 million in aggregate principal amount of incremental term B-8 loans (the “Loans”). The loans will come under its existing amended and restated credit agreement, dated April 16, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SS&C Technologies, Inc., SS&C Financing LLC, SS&C European Holdings SARL and SS&C Technologies Holdings Europe SARL, as the borrower, subject to market and other conditions.

SS&C Technologies, Inc. expects to use the net proceeds of this offering, together with the net proceeds of other unsecured debt and cash on hand, to repay all amounts owed under the term B-3 loans, the term B-4 loans and the term B-5 loans under the Credit Agreement, as well as related fees and expenses.

The foregoing transactions are subject to conditions and are anticipated to close in the second quarter of 2024. However, there can be no assurance that the Company will be able to successfully complete the transactions, on the terms described above, or at all.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 20,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology.

For more information

Brian Schell
Chief Financial Officer
Tel: +1-816-642-0915
E-mail: InvestorRelations@sscinc.com

Justine Stone
Investor Relations
Tel: +1-212-367-4705
E-mail: InvestorRelations@sscinc.com

Caution Regarding Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance, underlying assumptions, and other statements that are other than statements of historical facts. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “estimates”, “projects”, “forecasts”, “may”, “assume”, “intend”, “will”, “continue”, “opportunity”, “predict”, “potential”, “future”, “guarantee”, “likely”, “target”, “indicate”, “would”, “could” and “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, statements relating to the borrowing of the Loans, the anticipated use of the proceeds therefrom, and the risks discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission and can also be accessed on our website. Forward-looking statements speak only as of the date on which they are made and, except to the extent required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements.